                                   Exhibit 21
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                                  Subsidiaries


People's Choice TV of Tucson, Inc.

People's Choice TV of Houston, Inc.

People's Choice TV of St. Louis, Inc.

People's Choice TV of Phoenix, Inc.

Wireless Cable of Indianapolis, Inc.

People's Choice TV of Detroit, Inc.

People's Choice TV of Salt Lake City, Inc.

PCTV Gold, Inc.

Specchio Developers Investment Corp.

Arc Communications Services, Inc.

MicroFlex Corporation

Wireless Developers, Inc.

Preferred Entertainment, Inc.

Broadcast Cable, Inc.

People's Choice TV of Albuquerque, Inc.

Sat-Tel Services, Inc.

People's Choice TV of Milwaukee, Inc.

PCTV West, Inc.

PCTV North, Inc.

PCTV South, Inc.

PCTV Mid-West, Inc.

Waverunner, Inc.


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